Exhibit 99.1

COTY INC. ANNOUNCES NEW ORGANIZATIONAL STRUCTURE AND LEADERSHIP UNDER MICHELE SCANNAVINI

Initiative Expected to Advance Coty’s Growth Goals and Further Solidify Its Position as an Innovative leader in Beauty.

NEW YORK, July 9, 2014 — Coty Inc. (NYSE: COTY) announced today a new organizational structure that aims to reinforce the company’s growth path and strengthen its position as a global leader in beauty. The organization design will evolve from two stand-alone divisions, Coty Prestige and Coty Beauty, to a more integrated model built around categories and regions while maintaining prestige and mass differentiation and unique treatment in brand building, product development and sales execution where it represents a critical success factor.

The move is expected to bring a more holistic view of consumer evolution and growth opportunities by product category, resulting in a sharper innovation approach. This global effort is also expected to improve coordination and resource allocation between channels and markets, and to increase focus on specific consumer and retailer needs of each region. Further, it will eliminate duplication, ultimately bringing operational efficiencies to help accelerate Coty’s path to profitable growth and generate additional resources to be re-invested behind Coty’s power brands and strategic markets.

The new organization will be structured as follows:

Categories and Innovation
Renato Semerari, previously President, Coty Beauty, will assume the new role of President, Categories and Innovation. Under his leadership, this new group, integrating Marketing, R&D, Communications, Digital and Consumer Marketing Insight, will become the engine of strategic category and brand development, to drive best-in-class innovation worldwide. All Coty brands will be housed under four consumer-driven categories: Fragrance, Skin Care, Color Cosmetics and Body Care. Each category will have dedicated teams with specific skills and competencies to develop the prestige and mass portfolio with total respect for each of the brand’s DNA and positioning. Leaders of the four categories will be:

•	Steve Mormoris, previously in charge of Coty Prestige—American Fragrance Marketing, is appointed CMO Fragrances.

•	Johanna Businelli, previously in charge of Coty Beauty—Color Cosmetics Marketing, is appointed CMO Color Cosmetics.

•	Jill Scalamandre, previously responsible for Coty Prestige—Skin Care Marketing, is appointed CMO Skin Care.

•	Jurgen Scharfenstein, previously responsible for Coty Beauty—Adidas & Lifestyle Fragrance Marketing, is appointed CMO Body Care.

Global Markets
Jean Mortier, previously President, Coty Prestige, will be appointed President, Global Markets, to better leverage the company’s global scale and bring stronger sales execution. The markets will be organized under four regions: North America, Europe, APAC/MEA and Latin America. Each will be led by a Senior Vice President along with dedicated management teams to steer the business according to specific consumer and retailer needs and priorities. This new structure will support the progress toward developing a stronger global footprint. Leaders of the four regions will be:

•	North America: Marc Rey, also President, Coty USA

•	Europe: Stephane Tsassis

•	APAC/MEA: Peggy Elsrode

•	Latin America: Manlio Pizzorni
Supply Chain, Finance, IT, Human Resources and Legal functions will be reorganized to best support categories and regions in developing and delivering top-quality products with high standard of service through efficient integrated processes.
“This evolved organization design will help us to advance our path to profitable growth,” said Coty CEO Michele Scannavini. “We will be more consumer-driven, sharper in priority setting and resource allocation, and more agile, reducing duplications and redundancies over time. We are confident that this new organization will allow us to unleash the full potential of our brands and our talent.”

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About Coty Inc.
Coty is a leading global beauty company with net revenues of $4.6 billion for the fiscal year ended June 30, 2013. Founded in Paris in 1904, Coty is a pure play beauty company with a portfolio of well-known fragrances, skin care, color cosmetics, and body care products sold in over 130 countries and territories. Coty's product offerings include such global brands as adidas, Calvin Klein, Chloé, Davidoff, Marc Jacobs, OPI, philosophy, Playboy, Rimmel and Sally Hansen.

Forward-Looking Statements
Certain statements in this press release are forward-looking statements. These forward-looking statements reflect Coty Inc.’s (the “Company”) current views with respect to the Company’s business strategy and announced program for a new organizational structure and its anticipated benefits, including its effect on the Company’s growth. These forward-looking statements are generally identified by words or phrases, such as “aim,” “will,” “expect,” “bring,” “become,” “confident”, “result” and similar words or phrases. Actual results may differ materially from the results predicted due to risks and uncertainties including whether the Company will be able to implement its program for a new organizational structure as planned; the Company’s ability to achieve its global business strategy and compete effectively in the market; and whether the new organizational structure will improve coordination and resource allocation, eliminate duplication, bring operational efficiencies and strong sales execution, generate additional resources, drive best-in-class innovation and foster growth. More information about potential risks and uncertainties that could affect the Company’s business and financial results is included under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form

10-K for the fiscal year ended June 30, 2013, and other periodic reports the Company has filed and may file with the Securities and Exchange Commission from time to time. The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

PRESS CONTACTS
Catherine Walsh
Chief Communications Officer
catherine_walsh@cotyinc.com
T: +1 212 389 7346

Kevin Monaco
Senior Vice President, Treasurer and Investor Relations
kevin_monaco@cotyinc.com
T: +1 212 389 6815